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EXHIBIT 6: STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

	Concordia Bus Nordic		Concordia
	Year ended April 30,	8.5-month period ended January 14,	1.5-month period ended February 29,	Year ended February 28,		Year ended February 28,		Year ended February 28,
Swedish GAAP
	1999	2000	2000	2001		2002		2003
	SEK	SEK	SEK	SEK		SEK		SEK
Net income/(loss) (in millions)	54	30	(34)	(225	)(1)	(286	)(1)	(344)
Number of shares	160,000	160,000	5,000	5,000		5,000		5,000

Net income/(loss) per share	338	188	(6,730)	(45,035)		(57,171)		(68,780)

	Concordia Bus Nordic		Concordia
	Year ended April 30,	8.5-month period ended January 14,	1.5-month period ended February 29,	Year ended February 28,	Year ended February 28,	Year ended February 28,
US GAAP
	1999	2000	2000	2001	2002	2003
	SEK	SEK	SEK	SEK	SEK	SEK
Net income/(loss) (in millions)	52	(5)	(29)	(260)	(269)	(301)
Number of shares	160,000	160,000	5,000	5,000	5,000	5,000

Net income/(loss) per share	325	(33)	(5,828)	(51,920)	(53,728)	(60,180)

(1)
—Swedish GAAP net loss amounts the years ended February 28, 2002 and 2001 have been restated to give retroactive effect of a change in accounting policy under Swedish GAAP. See Note 1 to the consolidated financial statements included elsewhere in this annual report on Form 20-F for a description of the change in accounting policy and the related effects. The change in accounting policy for Swedish GAAP had no impact on the results of operations or financial position of Concordia under U.S. GAAP.

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EXHIBIT 6: STATEMENT RE COMPUTATION OF PER SHARE EARNINGS